Exhibit 10.1

Certain information in the marked exhibit below has been omitted because it is both not material and is of the type that the registrant treats as private or confidential. Omissions are designated as “[Redacted].”

AIRCRAFT TIME SHARING AGREEMENT

Dated as of September 19, 2022,

between

CHUBB INA HOLDINGS INC.
as Time Share Lessor,

and

Evan G. Greenberg,
as Time Share Lessee,

concerning Aircraft identified in Exhibit A

* * *

INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:
mail a copy of the executed document to the
following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Agreement in the aircraft at all times.

* * *

This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and effective as of September 19, 2022, (the “Effective Date”), by and between the CHUBB INA HOLDINGS INC., a Delaware corporation (“Time Share Lessor”), and EVAN G. GREENBERG (“Time Share Lessee”).

W I T N E S S E T H :

WHEREAS, title to the Aircraft described and referred to herein is held by Owner;

WHEREAS, Recovery Services International Inc. (the “Trustor”) has a leasehold interest in the Aircraft described and referred to herein pursuant to an Aircraft Operating Lease Agreement by and between Owner and Trustor dated as of September 19, 2017 (G650ER), an Aircraft Lease Agreement by and between Trustor and Time Share Lessor dated as of September 13, 2016 (G450); and, an Aircraft Lease Agreement by and between Trustor and Time Share Lessor dated as of August 12, 2008 (G550) (as such agreements have been and may be amended, supplemented and restated from time to time, the “Trust Agreement”);

WHEREAS, Time Share Lessor has a leasehold interest in the Aircraft described and referred to herein pursuant to an Aircraft Lease Agreement by and between Trustor and Time Share Lessor dated as of September 19, 2017, within the scope of and incidental to its own business;

WHEREAS, Time Share Lessee desires to lease the Aircraft, with a flight crew, on a non-exclusive basis, from Time Share Lessor on a time sharing basis as defined in 14 C.F.R. Section 375.37(d) (“Section 375.37(d)”);

WHEREAS, Time Share Lessor is willing to lease the Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe, the engines, the Parts, and the Aircraft Documents. The engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Airframe.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Airframe” means the airframes listed in Exhibit A, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year in which banks are not authorized or required to close in the Commonwealth of Pennsylvania.

“DOT” means the United States Department of Transportation or any successor agency.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means one (1) hour of use of the Aircraft in flight operations, as recorded on the Aircraft hour meter and measured in one-tenth (1/10th) of an hour increments.

“Operating Base” means Philadelphia Northeast Airport (PNE).

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Operator” means Chubb INA Holdings Inc., the Time Share Lessor.

“Owner” shall mean TVPX Aircraft Solutions Inc., a corporation organized and existing under the laws of Utah, not in its individual capacity but solely as owner trustee under the Trust.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete engines) which may from time to time be incorporated or installed in or attached to the Airframe or any engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Schedule Keeper” means the person designated to maintain the scheduling log of the Aircraft. The name, address, telephone number, and other contact information for the Schedule Keeper are set forth in Section 28.

“Taxes” means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer’s income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax, and any tax measured by or assessed against the Aircraft’s value, including, without limitation, any personal property or ad valorem tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

“Trust Agreement” has the same meaning given the term in the Recitals.

“Trustor” has the same meaning given to the term in the Recitals.

2. Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an “as needed and as available” basis, and to provide a fully qualified flight crew for all Time Share Lessee’s flights, in accordance with the terms and conditions of this Agreement. Nothing contained herein shall obligate or entitle Time Share Lessee to any minimum usage of the Aircraft.

3. Term.

3.1 Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2 Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3 Termination. Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days prior written notice to the other party.

4. Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 375.37(d). The parties agree that for all flights under this Agreement, the Aircraft shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5. Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and lease to others during the Term.

6. Flight Charges. Time Share Lessee shall pay Time Share Lessor for each flight conducted under this Agreement an amount not to exceed the maximum amount of expense reimbursement permitted in accordance with Section 375.37(d), which expenses include and are limited to:

6.1 fuel, oil, lubricants, and other additives;
6.2 travel expenses of the crew, including food, lodging and ground transportation;
6.3 hangar and tie down costs away from the Aircraft’s Operating Base;
6.4 insurance obtained for the specific flight;
6.5 landing fees, airport taxes and similar assessments;
6.6 customs, foreign permit, and similar fees directly related to the flight;
6.7 in-flight food and beverages;
6.8 passenger ground transportation;
6.9 flight planning and weather contract services; and
6.10 an additional charge equal to 100% of the expenses listed in Section 6.1.

The Time Share Lessor may charge the Time Share Lessee any amount less than the maximum amount provided herein.

7. Invoices and Payment. Time Share Lessor will initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred, provided that within thirty (30) days after the last day of any calendar month during which any flight for the account of Time Share Lessee has been conducted, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly within thirty (30) days following Time Share Lessee’s receipt of the invoice date.

8. Taxes. Time Share Lessee agrees to pay when due and assume liability for, and indemnify and hold harmless Time Share Lessor concerning all claims of any kind whatsoever asserted by any person in the nature of taxes which are incurred by Time Share Lessee (or his guests) through his (or their) use of the Aircraft under this Agreement or otherwise resulting from this Agreement. Without limiting the generality of the foregoing, Time Share Lessee and Time Share Lessor specifically acknowledge that all Time Share Lessee’s flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered “noncommercial” under the FAR, which Time Share Lessor agrees to collect and remit for the benefit of Time Share Lessee and Time Share Lessor agrees to pay when due.

9. Scheduling Flights.

9.1 Submitting Flight Requests. Time Share Lessee shall submit requests for flight time and proposed flight schedules to the Schedule Keeper.

9.2 Approval of Flight Requests. Each use of the Aircraft by Time Share Lessee shall be subject to the Schedule Keeper’s prior approval. Schedule Keeper may approve or deny any flight scheduling request based on the availability of the Aircraft or otherwise in its discretion.

9.3 Subordinated Use of Aircraft. Time Share Lessee’s rights to schedule use of the Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Time Share Lessor and any other person or entity to whom Time Share Lessor has leased an interest in the Aircraft, and Time Share Lessor and each such other lessee shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of the Aircraft by Time Share Lessee, notwithstanding any prior approval by Schedule Keeper of a request by Time Share Lessee to schedule a flight.

10. Title and Registration. Time Share Lessor has an exclusive leasehold interest in the Aircraft and is the beneficial owner of the Aircraft pursuant to the Trust. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Owner. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor may be necessary or desirable in order to protect or preserve Time Share Lessor’s leasehold interest in the Aircraft and Owner’s title to the Aircraft.

11. Aircraft Maintenance. During the Term of this Agreement, Time Share Lessor shall, at its sole cost, (i) keep (or cause to be kept) the Aircraft in good and efficient working order, condition and repair, ordinary wear and tear excepted, (ii) maintain, service, inspect, repair and overhaul (or cause to be maintained, serviced, inspected, repaired or overhauled) the Aircraft or any part thereof (including without limitation, any parts, accessories or components incorporated therein or attached thereto) as may be necessary to enable the airworthiness certificate of the Aircraft to be maintained in good standing at all times under the applicable rules and regulations of the FAA or other governmental authority having jurisdiction over the Aircraft, (iii) comply with all applicable airworthiness directives and orders of the FAA, and the Aircraft manufacturer’s recommended maintenance program and mandatory service bulletins, and (iv) cause all maintenance procedures required hereunder to be undertaken by properly trained, licensed and certified maintenance sources and maintenance personnel. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted later in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

12. Flight Crews; Aircraft Operation; Compliance with Law.

12.1 Flight Crew. Time Share Lessor shall provide, at its sole cost, to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement, who in all cases shall (i) be fully qualified and properly certificated and trained, (ii) hold all licenses, certificates, ratings, type ratings or endorsements appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the FARs, and (iii) meet all currency of flight and other requirements specified by the FAA and the insurance policies for the Aircraft and be included under the insurance coverage for the Aircraft. The members of the flight crew may be either employees or independent contractors of Time Share Lessor. In either event, the flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

12.2. Operation of Aircraft. For all Time Share Lessee’s flights under this Agreement, Time Share Lessor shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and agrees not to operate or locate the Aircraft (nor allow the Aircraft to be operated or located) (i) in any area excluded from coverage by any insurance policy in effect with respect to the Aircraft, (ii) in any area to which travel or flights are restricted or prohibited by law or in violation of any United States export control law, or (iii) in areas that are war zones or recognized as threatened or actual areas of hostilities.

12.3. Compliance with Law, Etc. For all Time Share Lessee’s flights under this Agreement, Time Share Lessor shall use, operate and maintain the Aircraft (i) in compliance with all laws or regulations of governmental bodies having jurisdiction over Time Share Lessor or the Aircraft including, without limitation, the FARs, and (ii) in compliance with the Aircraft’s flight manual, manufacturer’s recommended maintenance program and operating procedures, airworthiness certificate, license or registration relating to the Aircraft issued by any governmental body, and the insurance policies in effect with respect to the Aircraft. Time Share Lessor shall, at its sole cost, maintain in full force and effect all authorizations required for the operation of the Aircraft by Time Share Lessor hereunder.

13. Operational Control. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN SOLE OPERATIONAL CONTROL OF THE AIRCRAFT AND EXCLUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARING AGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 375.37(d). TIME SHARE LESSOR shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted ON BEHALF OF TIME SHARE LESSEE pursuant to this Agreement.

14. Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15. Passengers and Baggage. Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16. Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board the Aircraft and shall not cause or permit any passenger to carry on board the Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on the Aircraft at any time.

17. Damage to Aircraft. Time Share Lessee shall be solely responsible for, and shall pay the costs of, repairs of any damage (normal wear and tear excepted) to the Aircraft that may be caused by Time Share Lessee’s passengers, baggage, or cargo.

18. Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

19. Insurance. Time Share Lessor shall maintain or cause to be maintained (i) comprehensive aviation liability insurance, including bodily injury and property damage, contractual liability and war risk insurance, and (ii) all risks aircraft hull insurance, including confiscation, expropriation and war risk insurance, on the Aircraft (covering ground, flight and any other exposure) in an amount equal to the full replacement value of the Aircraft.

20. No Assignments. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever.

21. Modification. This Agreement may not be modified, altered, or amended except by written agreement executed by both parties.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

23. Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

24. Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Time Share Lessor, Time Share Lessee, and each of their respective agents, servants, heirs, representatives and successors.

25. Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

26. Amendments. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

27. No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

28. Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Time Share Lessor: Chubb INA Holdings, Inc.
c/o ACE American Insurance Company
436 Walnut Street
Philadelphia PA 19106-3703
Attn: General Counsel
Tel: [Redacted]
Email: [Redacted]

If to Time Share Lessee: Evan G. Greenberg
Chubb
1133 Avenue of the Americas
New York, NY 10036
Email: [Redacted]

If to Schedule Keeper: Chubb INA Holdings, Inc.
Attn: Debra Marano
Philadelphia Northeast Airport
11501 Norcom Road
Philadelphia PA 19154
Tel: [Redacted]
Email: [Redacted]

29. Governing Law. This Agreement has been negotiated and delivered in the Commonwealth of Pennsylvania and shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

30. Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the Commonwealth of Pennsylvania.

31. No Agent Relationship. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Time Share Lessor and Time Share Lessee.

32. Counterparts. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

33. Truth In Leasing.

TIME SHARE LESSOR HEREBY CERTIFIES THAT, DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF THE AIRCRAFT AND SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

TIME SHARE LESSOR:

Chubb INA Holdings Inc.

By: /s/ Joseph Wayland
Print: Joseph Wayland
Title: General Counsel

TIME SHARE LESSEE:

By: /s/ Evan G. Greenberg
Print: Evan G. Greenberg

EXHIBIT A

[Redacted]